EXHIBIT 10.9

REGAL-BELOIT CORPORATION

AGREEMENT FOR STOCK OPTION GRANT

Date of Grant:

Expiration of Grant:

Employee:

GRANT OF OPTION

Pursuant to Section 9 of the REGAL-BELOIT CORPORATION 2003 Equity Incentive Plan, as approved on April 22, 2003, REGAL-BELOIT (the “Company”) has granted to ______________________ (the “Grantee”), a key employee of the Company, a Non-qualified Stock Option to purchase from the Company _____________ shares of $.01 par value common stock upon the terms and conditions set forth (the Grant).

The option price per share is ________, which is equal to the fair market value closing stock price on ___________________, as reported by the New York Stock Exchange. These shares may be paid for in cash, in shares of REGAL-BELOIT Common Stock, or in any combination thereof.

The right to exercise this Grant does not become available until two (2) years from the date of this Grant or ____________________. The Grant shall vest in _________ equal annual installments, specifically ________________________.

The Grant shall terminate the earlier of ten (10) years after the date of Grant or thirty (30) days after the Grantee ceases to be an employee of the Company, unless terminated for Cause as provided in Section 20 of the 2003 Stock Option Plan.

Dated this _ day of _____________________ 2005.

REGAL-BELOIT CORPORATION

By: __________________________
President/Chief Executive Officer

Confirmed:

By: _________________________

Date: ________________________